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                                                                    EXHIBIT 23.1





                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 and in the related Prospectus of Entravision Communications Corporation dated January 25, 2001, of our report, dated March 18, 2000, except for Note 12 as to which the date is July 20, 2000 and Note 13 as to which the date is July 25, 2000, relating to the combined financial statements of Entravision Communications Company, L.L.C. and its combined affiliates as of December 31, 1999 and 1998 and each of the three years in the period ended December 31, 1999, included in the Registration Statement (File No. 333-35336) on Form S-1.

                                        /s/ McGLADREY & PULLEN, LLP



Pasadena, California
January 25, 2001